                                                                 EXHIBIT 11.1


                  FOUNDATION HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          Three-Months Ended March 31,
                                                          ---------------------------
                                                               1997          1996
                                                          -------------   -----------
Primary:
    Shares outstanding at beginning of period                   48,433         48,327
    Weighted average shares issued
     (repurchased) during period                                     4           (449)
    Dilutive shares contingently issuable
     upon exercise of stock options, net of
     shares assumed to have been purchased (at
     average market price) for treasury with
     assumed proceeds from exercise                                 63            257
                                                             ----------     ----------
Total primary shares                                            48,500         48,135
                                                             ----------     ----------
Net income                                                   $  24,572      $  26,040
                                                             ----------     ----------
Net income per share                                         $    0.51      $    0.54
                                                             ----------     ----------
Fully diluted:

    Shares outstanding at beginning of period                   48,433         48,327
    Weighted average shares issued (repurchased)
     during period                                                   4           (449)
    Dilutive shares contingently issuable upon
     exercise of stock options, net of shares
     assumed to have been purchased (at the
     greater of average or period-end market
     price) for treasury with assumed proceeds
     from exercise                                                  69            299
                                                             ----------     ----------
Total fully diluted shares                                      48,506         48,177
                                                             ----------     ----------
Net income                                                   $  24,572      $  26,040
                                                             ----------     ----------
Net income per share                                         $    0.51      $    0.54
                                                             ----------     ----------
                                                             ----------     ----------